UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2019

HTG Molecular Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37369	86-0912294
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3430 E. Global Loop Tucson, AZ	85706
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 289-2615

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Changes in Officer Compensation

As previously reported, on January 14, 2019 our Board of Directors (the “Board”) appointed John L. Lubniewski as our Chief Executive Officer and designated Timothy B. Johnson as Executive Chairman of the Board, each effective March 31, 2019 (the “Effective Date”). On January 24, 2019, the Board approved an increase to Mr. Lubniewski’s annual base salary, from $335,000 to $385,000, and an increase to his annual target performance-bonus opportunity, from 50% to 55% of his base salary, each effective as of the Effective Date. On January 24, 2019, the Board also approved annual cash compensation of $100,000 for Mr. Johnson’s service as Executive Chairman of the Board, effective as of the Effective Date.

We previously entered into letter agreements with each of our named executive officers. The letter agreements generally provide for at-will employment and set forth the named executive officer’s initial base salary, eligibility for employee benefits, in some cases, and severance benefits upon a qualifying termination of employment.

On January 24, 2019, the Board approved an amendment to the amended and restated letter agreement with Mr. Lubniewski, to be effective as of the Effective Date. Pursuant to the amendment, upon Mr. Lubniewski’s termination without “cause” or resignation for “good reason” (each as defined in the letter agreement), Mr. Lubniewski will be eligible to receive continued base salary payments and COBRA premium payments for 12 months, and upon his termination without “cause” or resignation for “good reason” in connection with a change of control, Mr. Lubniewski will be eligible to receive continued base salary payments and COBRA premium payments for 18 months.

2019 Bonus Goals

Our named executive officers are eligible to receive annual performance-based bonuses pursuant to their letter agreements with us. The annual performance-based bonus each named executive officer is eligible to receive is generally based on the extent to which we achieve corporate goals that our Board establishes each year. Following the end of each year, the Board reviews our performance against each corporate goal and determines the extent to which we achieved each of our corporate goals.

On January 24, 2019, the Board adopted corporate goals for purposes of determining the eligibility of the named executive officers to receive performance-based bonuses for 2019. The corporate goals relate to the following categories: financial performance and cash management, market and commercialization metrics, and progress with companion diagnostic collaborations.

Certain of the corporate goals contain minimum achievement levels that must be satisfied in order to earn the portion of the bonus attributable to such goal, but there is no aggregate minimum percentage of corporate goals that must be achieved in order to earn a bonus, and certain of the financial performance goals can be achieved at more than 100% of the target level. No specific individual goals were established for any of the named executive officers for 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HTG Molecular Diagnostics, Inc.

Dated: January 30, 2019	By:	/s/ Shaun D. McMeans
Shaun D. McMeans
Senior Vice President and Chief Financial Officer